EXHIBIT 99.1

Epiq Systems Acquires Leading Bankruptcy Creditor Software Company

KANSAS CITY, Kan., Oct. 4, 2010 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ), a leading global provider of technology solutions for the legal profession, announced today the acquisition of Jupiter eSources LLC effective October 1, 2010 for $60 million cash and an earn-out opportunity based on future revenue growth. The transaction closed and was funded from the company's credit facility.

Jupiter develops, supports and markets a proprietary software product, AACER® (Automated Access to Court Electronic Records), that assists creditors including banks, mortgage processors, and their administrative services professionals to streamline processing of their portfolios of loans in bankruptcy cases. The AACER® product electronically monitors developments in all U.S. bankruptcy courts and applies sophisticated algorithms to classify docket filings automatically in each case to facilitate the management of large bankruptcy claims operations. By implementing the AACER® solution, clients achieve greater accuracy in faster timeframes, with a significant cost savings compared to manual attorney review of each case in the portfolio.

For the twelve months ended August 31, 2010, Jupiter's unaudited revenue was approximately $13.1 million with an EBITDA margin that is complementary to that of Epiq Systems' bankruptcy segment. Jupiter's largest source of revenue is a recurring monthly fee from each client based on the number of loans in its portfolio. Today, AACER® has been adopted to support many of the largest national banks, mortgage lenders and bankruptcy process outsourcers. With the extensive client relationships throughout Epiq's existing franchise, there is a new opportunity to promote AACER® to a broader audience.

In its continuing evaluation of strategic opportunities, Epiq Systems has prioritized the identification of candidates with recurring revenue models, compatible profit margins, and sound strategic fits within the company's business model. In these respects, the AACER® product is a natural extension for Epiq Systems.

Tom W. Olofson, chairman and CEO, and Christopher E. Olofson, president and COO of Epiq Systems, stated, "Today's acquisition extends Epiq Systems' leadership position and represents our first significant product offering for major national creditors. With an attractive recurring revenue model, strong profit margins and a blue chip customer base, it is an excellent fit from both financial and strategic perspectives."

Conference Call

The company will host a conference call Tuesday, October 5, at 8:00 a.m. central time to discuss the acquisition. The internet broadcast of the call can be accessed at www.epiqsystems.com. To listen by phone, please call (877) 303-6311 before 8:00 a.m. central time. An archive of the internet broadcast will be available on the company's website for 90 days. A recording of the call will also be available through November 5, 2010 beginning approximately two hours after the call ends. To access the recording, call (800) 642-1687 and enter conference ID number 15371438.

About Epiq Systems

Epiq Systems is a leading global provider of integrated technology solutions for the legal profession. Our solutions streamline the administration of bankruptcy, litigation, financial transactions and regulatory compliance matters. We offer innovative technology solutions for electronic discovery, document review, legal notification, claims administration and controlled disbursement of funds. Our clients include leading law firms, corporate legal departments, bankruptcy trustees, government agencies, mortgage processors, financial institutions, and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.

The Epiq Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5250

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, including those relating to the possible or assumed future results of our operations and financial condition. These forward-looking statements are based on our current expectations and may be identified by terms such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "goal," "objective" and "potential." Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our client's deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, (4) risks associated with handling of confidential data and compliance with information privacy laws, (5) changes in or the effects of pricing structures and arrangements, (6) risks associated with the integration of acquisitions into our existing business operations, (7) risks associated with indebtedness, (8) risks associated with foreign currency fluctuations, (9) risks associated with developing and providing software and internet-based technology solutions to our clients, and (10) other risks detailed from time to time in our SEC filings, including our annual report on Form 10-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligations to update publicly or revise any forward-looking statements contained herein to reflect future events or developments.

CONTACT:  Epiq Systems, Inc.
          Investor Relations
          Lew Schroeber
          913-621-9500
          ir@epiqsystems.com
          www.epiqsystems.com